Premier Power Names Teresa Kelley Chief Financial Officer

Intel and Vista Point Technologies Veteran Brings More than 22 Years of Financial Experience

EL DORADO HILLS, Calif.—(BUSINESS WIRE)—Premier Power Renewable Energy (OTCBB:PPRW - News), announced today that Silicon Valley veteran Teresa Kelley has been named Premier Power’s Chief Financial Officer.

Kelley joined Premier Power on Friday, October 24, and will lead the company’s global finance, planning and accounting efforts as Premier Power continues to grow in both the United States and European markets.

“Teresa brings tremendous credentials and experience in high growth markets to Premier Power,” said Dean Marks, CEO. “Premier Power has demonstrated strong revenue growth of more than 67% for the year ended December 31, 2008 on a year-over-year basis, and more than 103% for the most recent six-month period ended June 30, on a year-over-year basis. Importantly, we have managed this growth while maintaining profitability. Our outlook for growth in the U.S. and in Europe remains strong, and Teresa’s expertise will be instrumental in supporting the continued improvements in the economics of our business.”

With more than 22 years of experience in corporate accounting and operations management, Kelley previously served as Chief Financial Officer of Vista Point Technologies, a design and manufacturer of electronic components, and subsidiary of Flextronics.

Prior to VPT, Kelley began her career as a financial analyst at Intel Corporation, later serving in several management positions before becoming the Senior Controller of the Intel Networking business which she helped grow from $60 million to a $3 billion business in seven years. During that period, Kelley oversaw about 15 completed acquisitions and mergers, with full P&L responsibilities, as well as the cost accounting for all of Intel’s manufacturing and construction. Kelley was also controller of Intel’s manufacturing and microprocessor business, and served as Senior Controller of Intel’s information technology, human resources, legal and finance organizations, spanning 15,000 employees and a $2 billion budget. She has a BS in Business and an MBA from Santa Clara University.

Kelley said that, “I am very excited to join the Premier Power team and be a part of the exciting, dynamic solar power industry.  Premier Power is perfectly positioned to continue strong growth in the coming years and I look forward to utilizing my experience and working with this talented management team to take the company to its next phase of growth.”

About Premier Power

Premier Power Renewable Energy, Inc. (OTCBB:PPRW) is a leading global provider of large and small scale solar power systems, delivering unmatched experience to commercial, agricultural and residential customers throughout North America and Spain. Premier Power designs, engineers and integrates the solar industry’s leading products. Premier Power’s technologies and services have enabled its customers to maximize clean energy output along with project savings. Today, Premier Power designs and deploys the most innovative solar electric systems through market-leading innovation and exceptional customer service. Premier Power is headquartered in El Dorado Hills, CA and trades on the OTC Bulletin Board under the symbol PPRW.OB. Additional information is available at the Company’s website at www.premierpower.com.

Contact:

Aspire Clean Tech Communications, Inc.
Todd M. Pitcher, 858-518-1387 or 760-798-4839

Source: Premier Power Renewable Energy, Inc.